Exhibit 10.1

                            STOCK PURCHASE AGREEMENT

      This Stock Purchase Agreement (this "Agreement") is made and entered into as of February 17, 2005 by and among Monterey Bay Tech, Inc., a Nevada corporation ("MBYI" or the "Purchaser"), SpaceLogic, Ltd., an Israeli corporation ("SpaceLogic"), the stockholders of SpaceLogic set forth on Schedule "A" hereto (the "Stockholders") and Shalom Dolev, a shareholder of SecureLogic, Ltd., an Israeli corporation (solely for the purposes of the representations and warranties set forth in Article II hereof),

                                    RECITALS

      A. WHEREAS, the Stockholders hold 10,000 Ordinary Shares, New Israeli Shekels ("NIS").01 per share, which represent all of the issued and outstanding capital stock of SpaceLogic (the "SpaceLogic Stock").

      B. WHEREAS, subject to the terms and conditions set forth herein, the Stockholders wish to sell to MBYI and MBYI desires to purchase from the Stockholders all of the SpaceLogic Stock for the purchase price set forth below.

      C. WHEREAS, SpaceLogic owns 85% of SecureLogic, Ltd., an Israeli corporation ("SecureLogic (Israel)").

      D. WHERAS, MBYI desires to purchase, pursuant to a separate agreement, the remaining 15% of SecureLogic (Israel) from the Shalom Dolev, the SecureLogic (Israel) stockholder, other than SpaceLogic, (the "Remaining SecureLogic (Israel) Stockholder").

                                    AGREEMENT

      In consideration of the terms hereof, the parties hereto agree as follows:

                     ARTICLE I - PURCHASE AND SALE OF STOCK

      1.1 PURCHASE AND SALE OF STOCK

      Subject to the terms and conditions hereof, on the Closing Date (as defined below), the Stockholders shall sell, convey, transfer, assign and deliver to MBYI, and MBYI shall purchase from the Stockholders (the "Transaction"), all of the issued and outstanding common shares of SpaceLogic.

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      1.2 THE CLOSING

      The closing of this Agreement (the "Closing") shall occur on March 31, 2005 (the "Closing Date") at 10:00 a.m. local time at the offices of Cyruli Shanks & Zizmor, LLP, or such other time or location as the parties hereto shall agree. At the Closing, each of the parties hereto shall deliver all such documents, instruments, certificates and other items as may be required under this Agreement or the Operative Documents (as defined in Section 2.3 hereof) or otherwise.

      1.3 PURCHASE PRICE

      Subject to the terms and conditions of this Agreement, the total purchase price for the SpaceLogic Stock and the Remaining SecureLogic (Israel) Stock together (the "Purchase Price") shall be 36,863,578 newly issued shares (the "Consideration Shares") of common stock of MBYI, par value $.001 per share (the "MBYI Common Stock") to be paid to the Stockholders, on a pro rata basis, in accordance with the Stockholders respective ownership of SpaceLogic; provided that, the Remaining SecureLogic (Israel) Stockholder shall receive 3,520,472 of the Consideration Shares, pursuant to a separate agreement, as set forth on Exhibit "A".

            1.3.1 NO FRACTIONAL SECURITIES

      No certificates or scrip representing fractional MBYI Common Stock shall be issued pursuant to this Article I and no MBYI dividend, stock split or interest shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu of any such fractional securities, each Stockholder who would otherwise have been entitled to a fraction of a share of Consideration Shares will be paid cash for an amount equal to such fraction.

      1.4 ASSISTANCE IN CONSUMMATION OF THE PURCHASE AND SALE OF STOCK

      The Stockholders, MBYI and SpaceLogic shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the purchase and sale of the SpaceLogic Stock and the other transactions contemplated herein as soon as possible in accordance with the terms and conditions of this Agreement.

      1.5 TAX AND ACCOUNTING CONSEQUENCES

      It is intended by the parties hereto that the Transaction shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

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                   ARTICLE II - REPRESENTATIONS AND WARRANTIES
                       OF SPACELOGIC AND THE STOCKHOLDERS

      As of the date of this Agreement and as of the Closing, (a) SpaceLogic represents and warrants to MBYI, (b) the Stockholders, to the best of each such Stockholders' knowledge, represent and warrant to MBYI, jointly and severally with each other Stockholder (but not with SpaceLogic) and (c) the Remaining Securelogic (Israel) Stockholder represents and warrants to MBYI, solely with respect to the representations and warranties made herein pertaining to SecureLogic, all as follows in this Article II, such representations and warranties intended to apply to both SpaceLogic and its Subsidiaries, as and when applicable (which representations and warranties shall survive the Closing to the extent provided in Section 10.3 hereof):

      2.1 GOOD TITLE

      The Stockholders represent that they own all of the issued and outstanding shares of SpaceLogic Stock free and clear of any lien, encumbrance, adverse claim, restriction on sale or transfer (other than restrictions imposed by applicable securities laws), preemptive right or option.

      2.2 ORGANIZATION, GOOD STANDING

      SpaceLogic is a corporation duly organized and validly existing under the laws of the State of Israel. SpaceLogic has all requisite power and authority to own its assets, those properties and conduct those businesses presently owned or conducted by it, and is duly qualified to do business as it is now being conducted and is in good standing in the jurisdiction where the property owned, leased or used by it or the conduct of its business makes such qualification necessary, except where the lack of such qualification does not have a material adverse effect on upon the business, business prospects, assets, operations or financial condition SpaceLogic (a "Material Adverse Effect").

      2.3 AUTHORIZATION

      SpaceLogic has full corporate power and authority and the Stockholders have the full power, right and authority to enter into this Agreement and each of the documents to which it or he is a party (collectively, the "Operative Documents"), and to carry out the transactions contemplated hereby and thereby. This Agreement has been, and each Operative Document to which SpaceLogic or the Stockholders are a party will be, on the Closing Date, duly executed and delivered by each of SpaceLogic and the Stockholders, as applicable, and this Agreement is, and each Operative Document to which SpaceLogic or the Stockholders are a party will be, on the Closing Date, a legal, valid and binding obligation of each of SpaceLogic and the Stockholders, as applicable, enforceable against each of them in accordance with their respective terms of this Agreement and each such Operative Document, subject, as to enforceability, to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability affecting the rights of creditors and to general principles of equity.

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      2.4 AUTHORIZED CAPITALIZATION

      SpaceLogic's authorized capital stock consists solely of 3,000,000shares of SpaceLogic Ordinary Shares, NIS 0.01 per share ("SpaceLogic Common Stock") of which 10,000 shares are issued and outstanding on the date of this Agreement and entirely held by the Stockholders. All issued and outstanding shares of SpaceLogic Common Stock are validly issued, fully paid and nonassessable. There are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or other agreements of any character which obligate or may obligate SpaceLogic to issue any additional shares of any of its capital stock or any securities convertible into or evidencing the right to subscribe for any shares of any such capital stock. Except as set forth in Schedule 2.4, (a) there are no voting trusts or other agreements or understandings with respect to the capital stock of SpaceLogic to which SpaceLogic is a party or by which SpaceLogic is bound and (b) there are no such agreements or understandings to which any of the Stockholders are a party or by which any of the Stockholders are bound. Except as set forth in Schedule 2.4, the Stockholders are not indebted to SpaceLogic and SpaceLogic is not indebted to the Stockholders.

      2.5 SUBSIDIARIES AND AFFILIATES

      Except for SecureLogic and as set forth in Schedule 2.5, SpaceLogic has no Subsidiaries. As used in this Agreement, "Subsidiary", when used in reference to any Person (as defined in Section 2.6 of this Agreement), shall mean any corporation of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors of such corporation are owned directly or indirectly by such Person. Except as set forth in Schedule 2.5, SpaceLogic does not own, directly or indirectly, any ownership, equity, profits or voting interest in, or otherwise control, any corporation, partnership, joint venture or other entity, and has no agreement or commitment to purchase any such interest.

      2.6 NO APPROVALS OR NOTICES REQUIRED; NO CONFLICTS WITH INSTRUMENTS

      Except as set forth in Schedule 2.6, the execution, delivery and performance of this Agreement and the Operative Documents by SpaceLogic and the Stockholders and the consummation of the transactions contemplated hereby and thereby will not in any way which would result in a Material Adverse Effect, (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to SpaceLogic or the Stockholders, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any person, corporation, partnership, joint venture, association, organization, other entity or governmental or regulatory authority (a "Person") (the consent of all such Persons to be duly obtained by SpaceLogic and the Stockholders at or prior to the Closing), (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which SpaceLogic or the Stockholders are a party or by which either of them is bound or to which any of their assets are subject, (d) result in the creation of any lien or encumbrance upon the assets of SpaceLogic or upon the SpaceLogic Common Stock,
(e) conflict with or result in a breach of or constitute a default under any provision of the Certificate of Incorporation or By-Laws of SpaceLogic, or (f) invalidate or adversely affect any permit, license, authorization or status used in the conduct of the business of SpaceLogic.

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      2.7 FINANCIAL STATEMENTS

      SpaceLogic has delivered to MBYI a consolidated audited financial statements including a balance sheet, statement of operations and retained earnings of the Company, and statements of cash flows and equity of the Company and its Subsidiaries, together with the related notes thereto for the 12-month period ending December 31, 2003 (collectively, the "Audited Financial Statements") and consolidated unaudited financial statements including a balance sheet, statement of operations and retained earnings of the Company and its Subsidiaries, and statements of cash flows and equity of the Company, together with the related notes thereto for the 12-month period ending December 31, 2004 (collectively, the "2004 Financial Statements"). The Audited Financial Statements and the 2004 Financial Statements each are complete and correct in all material respects and fairly present the financial condition of SpaceLogic as of the dates thereof and the results of their operations for the fiscal years and periods ended on such dates and each has been prepared on a basis consistent with prior accounting periods and in accordance with United States generally accepted accounting principles and the rules of the Public Company Accounting Oversight Board consistently applied. The Audited Financial Statements and the 2004 Financial Statements each present fairly the financial position, results of operations and changes in financial position of SpaceLogic as of the dates and for the periods indicated.

      SpaceLogic has no material liability or obligation of any nature (absolute, contingent or otherwise) which is not fully reflected or reserved against in the Financial Statements, except for liability reserves or obligations incurred since the date of the 2004 Financial Statements (i) in the ordinary course of business and consistent with past practice and not in excess of $25,000 in the aggregate or $5,000 individually or (ii) specifically set forth in Schedule 2.7.

      2.8 ABSENCE OR CERTAIN CHANGES OR EVENTS

      Except as specifically set forth in the Schedule 2.8, the 2004 Financial Statements or as specifically contemplated by this Agreement, since January 1, 2004, neither SpaceLogic nor any of its officers or directors in their representative capacity on behalf of SpaceLogic has:

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            (a) taken any action or entered into or agreed to enter into any transaction, agreement or commitment other than in the ordinary course of business;

            (b) forgiven or canceled any indebtedness or waived any claims or rights of material value (including, without limitation, any indebtedness owing by the Stockholders or any officer, director or employee of SpaceLogic);

            (c) suffered any material adverse change in its working capital, assets, liabilities (absolute, accrued, contingent or otherwise), earnings or reserves or in its financial condition, business, business prospects or operations;

            (d) borrowed or agreed to borrow any funds, assumed or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability (absolute or contingent), or incurred any liabilities or obligations (absolute, accrued, contingent or otherwise) which exceed in the aggregate $25,000 (counting obligations or liabilities arising from one transaction or a series of similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), except liabilities and obligations reflected in the balance sheet contained within the 2004 Financial Statements (the "2004 Balance Sheet") or incurred since the date of the 2004 Balance Sheet in the ordinary course of business and consistent with past practice which do not exceed $25,000 in the aggregate, or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

            (e) permitted or allowed any of its material property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge, except for (i) assessments for current taxes not yet due and payable, (ii) landlord's liens for rental payments and other lease-related performance incurred in the ordinary course of business and not yet due and payable, and
(iii) mechanics', materialmen's, carriers' and other similar liens securing indebtedness that was incurred in the ordinary course of business and is not yet due and payable;

            (f) written down the value of any material inventory (including write-downs by reason of shrinkage or markdown) or written off as uncollectible any material notes or accounts receivable;

            (g) sold, transferred or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

            (h) disposed of or permitted to lapse any rights to the use of any trademark, trade name, patent or copyright, or trade secrets of SpaceLogic;

            (i) made any capital expenditure or commitment to make a capital expenditure for additions to property, plant, equipment or intangible capital assets in excess of $50,000.00;

            (j) made any change in any method of accounting or accounting practice;

            (k) issued any capital stock or other securities or declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of SpaceLogic, or otherwise permitted the material withdrawal by any of the holders of capital stock of SpaceLogic of any cash or other assets (real, personal or mixed, tangible or intangible), in compensation, indebtedness or otherwise, other than payments of compensation in the ordinary course of business and consistent with past practice;

            (l) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible), with the exception of travel or other employment related advances, to, or entered into any agreement or arrangement with, any of the holders of capital stock of SpaceLogic, or any affiliate of such holder or any of its officers or directors, except for compensation paid to officers at rates not exceeding the rate of compensation as of January 1, 2004;

            (m) entered into or agreed to enter into, or otherwise suffered to be outstanding, any power of attorney of SpaceLogic or any obligations or liabilities (whether absolute, accrued, contingent or otherwise) of SpaceLogic, as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other Person;

            (n) received notice of, or otherwise obtained knowledge of: (i) any claim, action, suit, arbitration, proceeding or investigation involving, pending against or threatened against SpaceLogic before or by any court or governmental or non-governmental department, commission, board, bureau, agency or instrumentality, or any other Person; (ii) any valid basis for any material claim, action, suit, arbitration, proceeding, investigation or the application of any fine or penalty materially adverse to SpaceLogic before or by any Person; or (iii) any outstanding or unsatisfied judgments, orders, decrees or stipulations to which SpaceLogic is a party which relate directly to the transactions contemplated herein or which would otherwise have a material adverse effect upon the business, business prospects, assets or financial condition of SpaceLogic, or

            (o) agreed, whether in writing or otherwise, to take any action described in this Section 2.8 not otherwise specifically disclosed pursuant to this Section 2.8.

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      2.9 TAXES

      SpaceLogic has (a) duly and timely filed, with Israeli and other appropriate governmental agencies (domestic and foreign) all tax returns, information returns and reports for all Taxes (as defined below) required to have been filed with respect to SpaceLogic and (b) paid in full or provided for all Taxes, interest and other governmental charges which are shown to be due on such returns or reports. "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, but not limited to, income, excise, gross receipts, property, sales, use, ad valorem, transfer, franchise, profit, license, withholding, payroll, employment, severance, stamp, occupation, windfall profit, social security and unemployment or other taxes imposed by the Israeli government, the United States or any agency or instrumentality thereof, any state, county, local or foreign government, or any agency or instrumentality thereof, and any interest or fines, and any and all penalties or additions relating to such taxes, charges, fees, levies or other assessments. Furthermore, except as described in Schedule 2.9, (i) the reserves and provisions for Taxes reflected in the 2004 Balance Sheet are adequate; (ii) no unresolved claim for assessment or collection of Taxes has been asserted or threatened against SpaceLogic and no audit or investigation by governmental authorities is under way with respect to Taxes, interest or other governmental charges; (iii) no state of facts exists or has existed which would constitute a reasonable basis for the assessment against SpaceLogic of any additional tax liability with respect to any period for which tax returns have been filed; and (iv) SpaceLogic has not filed or entered into any election, consent or extension agreement or any waiver that extends any applicable statute of limitations.

      2.10 PROPERTY

      (a) SpaceLogic owns no real property.

      (b) Schedule 2.10 contains a complete and accurate list of each item of personal property having a fair market value in excess of $5,000 which is owned, leased, rented or used by SpaceLogic (the "Personal Property"); provided, however, that such list need not describe the Listed Intellectual Property or the Intellectual Property Licenses (both terms as defined in Section 2.17 hereof). SpaceLogic has delivered to MBYI true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses of any portion of the Personal Property. The Personal Property include all properties and assets (whether real, personal or mixed, tangible or intangible) (other than, in the case of the Personal Property, property rights with an individual value of less than $5,000, the Listed Intellectual Property and the Intellectual Property Licenses) (i) reflected in the 2004 Balance Sheet purchased by SpaceLogic since the date of the 2004 Balance Sheet (except for such properties or assets sold since the date of the 2004 Balance Sheet in the ordinary course of business and consistent with past practice) or (ii) used in the business of SpaceLogic as presently conducted.

      (c) Except as set forth on Schedule 2.10(c), each lease of any portion of real property leased by SpaceLogic is valid, binding and enforceable in accordance with its terms against the parties thereto and against any other Person with an interest in such real property. SpaceLogic has performed all obligations imposed upon it thereunder; and neither SpaceLogic nor any other party thereto is in default thereunder nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder. Except as set forth on Schedule 2.6, no consent is required from any Person under any lease of the real property in connection with the consummation of the transactions described in this Agreement and the Operative Documents, and SpaceLogic has not received notice that any party to any such lease intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. SpaceLogic has not granted any lease, sublease, tenancy or license of, or entered into any rental agreement or Contract of sale with respect to, any portion of the real property.

      (d) Except as described in Schedule 2.10, SpaceLogic's plant, structures and Personal Property are in good operating condition and repair, normal wear and tear excepted, are adequate for the uses to which they are being put and comply in all material respects with applicable safety and other laws and regulations.

      (e) Except as set forth in Schedule 2.10, the Personal Property is free and clear of all liens, and, other than leased Personal Property, which is so noted on the list supplied pursuant to paragraph (b) of this Section 2.10, SpaceLogic owns such Personal Property.

      (f) Except as set forth in Schedule 2.10, to the knowledge of the Stockholders, each lease, license, rental agreement, contract of sale or other agreement to which the Personal Property is subject is valid, binding and enforceable in accordance with its terms against the parties thereto, SpaceLogic has performed all material obligations imposed upon it thereunder, and neither SpaceLogic nor any other party thereto is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder, except in the event that any such default would not constitute a Material Adverse Effect. Except as set forth in Schedule 2.10, no consent is required from the owner or lessor under any lease of Personal Property in connection with the consummation of the transactions described in this Agreement and the Operative Documents, and SpaceLogic has not received notice that any party to any such lease, license, rental agreement, contract of sale or other agreement intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. SpaceLogic has not granted any leases, subleases, tenancies or licenses of any portion of the Personal Property, except as described in Schedule 2.10.

      (g) Neither the whole nor any portion of any assets or property of SpaceLogic are subject to any currently outstanding governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Stockholders, has any such condemnation, expropriation or taking been proposed.

      2.11 CONTRACTS

      Schedule 2.11 contains a complete and accurate list of all material contracts, oral or written, to which SpaceLogic is a party or by which SpaceLogic is bound, including, without limitation, security agreements, conditional sales agreements, instruments relating to the borrowing of money, and broker or distributorship agreements; provided, however, that Schedule 2.11 does not include: (a) purchase orders received by SpaceLogic in the ordinary course of its business from its customers; (b) purchase orders issued by SpaceLogic in the ordinary course of its business to its suppliers and subcontractors involving less than $5,000 individually and $15,000 in the aggregate; or (c) other contracts cancelable within 30 days without penalty or involving less than $5,000 individually and $15,000 in the aggregate. Except as set forth in Schedule 2.11, all material contracts are valid, binding and enforceable in accordance with their terms against each party thereto, are in full force and effect, SpaceLogic has performed all material obligations imposed upon it thereunder, and neither SpaceLogic nor any other party thereto is in material default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a material default thereunder. True and complete copies of each such contracts have been heretofore delivered to MBYI. Except as specifically set forth in Schedule 2.11, SpaceLogic has no:

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            (a) agreements, contracts, commitments or restrictions requiring
SpaceLogic to make any charitable contribution;

            (b) outstanding sales or service contracts, commitments or proposals of SpaceLogic which are expected by SpaceLogic to result in any loss or the realization of less than SpaceLogic's usual and customary margins upon completion or performance thereof, in excess of the inventory reserve provided in the 2004 Balance Sheet, or any outstanding contracts, bids, or sales or service proposals quoting prices which SpaceLogic, based upon SpaceLogic's current operations, expects not to result in a profit;

            (c) material contracts with directors, officers, Stockholders, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not, except as provided by law to the contrary without regard to the express terms of such contract, cancelable by it within 30 days' notice without liability, penalty or premium, any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings, or any compensation agreement or arrangement affecting or relating to former employees of SpaceLogic;

            (d) employment agreement, whether express or implied, or any other agreement for services that contains any severance or termination pay liabilities or obligations;

            (e) collective bargaining or union contracts or agreements;

            (f) restriction by agreement from carrying on its business anywhere in the world, or restriction by agreement from providing services to any customer or potential customer which restriction is material to the business of SpaceLogic;

            (g) material liability or obligation with respect to the return of inventory or merchandise other than on account of a defective condition, incorrect quantities or missed delivery dates;

            (h) debt obligation for borrowed money, including guarantees of or agreements to acquire any such debt obligation of others in excess of $5,000 individually or $25,000 in the aggregate;

            (i) loans outstanding to any Person other than expense advances to employees not in excess of $1,000 individually or $2,500 in the aggregate;

            (j) powers of attorney outstanding or any obligations or liabilities (whether absolute, accrued, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person;

            (k) notice of or any knowledge that any party to a material contract to which it is a party intends to cancel, terminate or refuse to renew such contract or to exercise or decline to exercise any option or right thereunder;

            (l) material disagreement with any of its suppliers or customers;
and

            (m) equipment leases other than leases previously disclosed pursuant to Section 2.8.

      2.12 CUSTOMERS AND SUPPLIERS

      Schedule 2.12 sets forth: (a) a list of the customers of SpaceLogic accounting for 5% or more of SpaceLogic's sales during calendar year 2004 showing the approximate total sales by SpaceLogic to each such customer during the fiscal year last ended and (b) a current list of the suppliers of SpaceLogic from whom SpaceLogic has purchased more than 5% of the goods purchased by SpaceLogic in calendar year 2004. SpaceLogic has no reasonable basis to expect any material modification to its relationship with any customer or supplier named in Schedule 2.12. Except as set forth in Schedule 2.12, SpaceLogic has not had any customer who accounted, directly or indirectly, for more than 5% of its sales during calendar years 2003 and 2004, and SpaceLogic has no supplier from whom it has purchased more than 5% of the goods or services which it purchased during calendar bound by, any contract which prohibits the use or publication by SpaceLogic of the name of any party to such contract and SpaceLogic is not a party to or bound by, any contract which prohibits or in any way restricts SpaceLogic from freely providing services to any other customer of SpaceLogic or any potential customer of SpaceLogic or MBYI. Except as set forth in Schedule 2.12, none of SpaceLogic's customers has canceled or substantially reduced or, to the knowledge of SpaceLogic, is currently attempting or threatening to cancel a contract of more than $20,000 or materially reduce utilization of the services provided by SpaceLogic. Schedule 2.12 sets forth all of SpaceLogic's material vendor authorizations and vendor relationships.

      2.13 ORDERS, COMMITMENTS AND RETURNS

      SpaceLogic has order backlog as specified in Schedule 2.13. There were no outstanding claims against SpaceLogic as of the date hereof to return merchandise or credits against licensing fees with an aggregate value in excess of $5,000 by reason of alleged over shipments, defective merchandise, missed delivery dates, warranty claims, incorrect quantities or otherwise, or of merchandise in the hands of customers under an understanding that such merchandise would be returnable.

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      2.14 LITIGATION; CLAIMS AND LEGAL PROCEEDINGS

      Except as set forth in Schedule 2.14, SpaceLogic is not a party to or the subject of any pending litigation, claims, decrees, orders, stipulations or governmental investigation or otherwise disclosed herein, and there are no lawsuits, claims, assessments, investigations, or similar matters, against or affecting SpaceLogic, its management or its properties. SpaceLogic has complied in all material respects with all laws, statutes, ordinances, regulations, rules, decrees or orders applicable to it.

      Except as set forth in Schedule 2.14, there are no material claims, actions, suits, arbitrations or proceedings pending or involving or threatened against, or investigations involving, SpaceLogic before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person. To the best of the knowledge of SpaceLogic and the Stockholders, there is no valid basis for any material claim, action, suit, arbitration, proceeding or investigation (other than as noted in Schedule 2.14) adverse to the business, business prospects, assets, operations or condition (financial or other) of SpaceLogic before or by any Person. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which SpaceLogic is a party which involve the transactions contemplated herein or which would have a Material Adverse Effect.

      2.15 LABOR MATTERS

      There are no material disputes, employee grievances or disciplinary actions pending or to the knowledge of SpaceLogic threatened or involving SpaceLogic or any of its present or former employees. SpaceLogic has, to its knowledge, substantially complied with all provisions of all applicable law relating to employment and employment practices, terms and conditions of employment, workers compensation, wages and hours, where the failure to comply with which would have a Material Adverse Effect upon the business, business prospects, assets, operations or condition (financial or other) of SpaceLogic. SpaceLogic is not engaged in any unfair labor practice and has no liability for any arrears of wages or penalties for failure to comply with any such provisions of law. There is no labor strike, dispute, slowdown or stoppage pending or affecting SpaceLogic, and SpaceLogic has not experienced any work stoppage or other labor difficulty. No collective bargaining agreement is binding on SpaceLogic. SpaceLogic has no knowledge of any organizational efforts presently being made on behalf of any labor union with respect to employees of SpaceLogic, and SpaceLogic has not been requested by any group of employees or others to enter into any collective bargaining agreement or other agreement with any labor union or other employee organization.

      2.16 EMPLOYEE BENEFIT PLANS

      Except as set forth in Schedule 2.16, SpaceLogic has no bonus, deferred compensation, incentive, severance pay, pension, profit-sharing, retirement, stock purchase, stock option or any other employee benefit plan, employee fringe benefit plan, arrangement or practice with regard to present or former employees as to which SpaceLogic has any liability ("Employee Benefit Plan").

      2.17 PATENTS, TRADEMARKS

      (a) Set forth in the Schedule 2.17, is a true and complete list of all inventions, patents, trademarks, trade names, brand names, copyrights, Software Products (as defined in paragraph (b) of this Section 2.17), trade secrets and formulae (collectively, the "Listed Intellectual Property") of any kind now used in the business of SpaceLogic except mass-market third-party software packages used by SpaceLogic. Schedule 2.17 contains a complete list of all licenses or agreements, to which SpaceLogic with respect to any of the Listed Intellectual Property (the "Intellectual Property Licenses"); such list indicates the specific Listed Intellectual Property affected by each such Intellectual Property License. Except as set forth in Schedule 2.17, neither SpaceLogic's operations nor any Listed Intellectual Property or Intellectual Property License infringes or provides any basis to believe that SpaceLogic's operations or any Listed Intellectual Property or Intellectual Property License would infringe upon any validly issued trademark, trade name, service mark, copyright or, any validly issued or pending patent or other right of any other Person, nor is there, the best of SpaceLogic's knowledge any infringement by any other Person of any of the Listed Intellectual Property. Except as specifically set forth in
Schedule 2.17, the consummation of the transactions contemplated hereby and by the Operative Documents will not alter or impair SpaceLogic's rights to use any of the Listed Intellectual Property or under any Intellectual Property License. To SpaceLogic's knowledge the manner in which SpaceLogic has manufactured, packaged, shipped, advertised, labeled and sold its products substantially complies with all applicable laws and regulations pertaining thereto, the failure to comply with which would have a Material Adverse Effect upon the business, business prospects, assets, operations or financial condition of SpaceLogic.

      (b) Except as specifically set forth in Schedule 2.17, SpaceLogic is the sole and exclusive owner or licensee of:

            (i) the Listed Intellectual Property, the Intellectual Property Licenses and the technology, know-how and processes now used by SpaceLogic, or used in connection with any product now being manufactured and sold by SpaceLogic; and

            (ii) all rights, title and interest in and to the computer software products listed in Schedule 2.17, with all modifications, enhancements and additions thereto, including, without limitation, all rights in and to all versions thereof and all source code, object code, manuals and other documentation and related materials thereof (collectively, the "Software Products"). Without limiting the generality of the above, the Software Products shall also include all of SpaceLogic's related programs, trade secrets, algorithms and processes relating to the Software Products or such programs, SpaceLogic's copyright in and to each of the Software Products and all works derivative therefrom (including the registrations of copyright listed in Schedule 2.17), all current, enhanced and developmental versions of the source and object code and any variations thereof, all user and programmer documentation, all design specifications, all maintenance and installation job control language, all system documentation (including all flow charts, systems procedures and program component descriptions), all procedures for modification and preparation for the release of enhanced versions and all test data available (excluding all proprietary information of third parties) with respect to the Software Products.

      (c) Except as set forth in Schedule 2.17, each of the Intellectual Property Licenses is valid, binding and enforceable in accordance with its terms against the parties thereto (subject, as to enforceability, to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability affecting the rights of creditors and to general principles of equity), SpaceLogic has performed all obligations imposed upon it thereunder, and SpaceLogic is not in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder. Except as set forth in Schedule 2.17, SpaceLogic has not received notice that any party to any of the Intellectual Property Licenses intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. No licenses, sublicenses, covenants or agreements have been granted or entered into by SpaceLogic in respect of any of the Listed Intellectual Property except the Intellectual Property Licenses. No director, officer, Stockholders or employee of SpaceLogic owns, directly or indirectly, in whole or in part, any of the Listed Intellectual Property. None of the officers of SpaceLogic and none of SpaceLogic's employees, and to be the best of SpaceLogic's knowledge none of its consultants, agents, representatives or advisers has entered into any agreement regarding know-how, trade secrets, assignment of rights in inventions, or prohibition or restriction of competition or solicitation of customers, or any other similar restrictive agreement or covenant, with any Person other than SpaceLogic.

      (d) Except as set forth in Schedule 2.17, to Spacelogic's knowledge no Person has asserted any claim of infringement or other interference with third-party rights with respect to the Listed Intellectual Property. Except as set forth in Schedule 2.17, (i) SpaceLogic has not disclosed any source code regarding the Software Products to any Person other than to an employee of SpaceLogic, (ii) SpaceLogic has at all times maintained reasonable procedures to protect and has enforced all trade secrets of SpaceLogic; (iii) neither SpaceLogic nor any escrow agent which has entered into an agreement with SpaceLogic is under any contractual or other obligation to disclose the source code or any other proprietary information included in or relating to the Software Products, nor to SpaceLogic's knowledge is any other party to the Intellectual Property Licenses or any escrow agent under any such obligation to disclose any source code or other proprietary information included in or relating to Software Products, if any, that are licensed to SpaceLogic, or to any Person, and no event has taken place or any related change in SpaceLogic's business activities, which would give rise to such obligation, and (iv) SpaceLogic has not deposited any source code regarding the Software Products into any source code escrows or similar arrangements. If, as disclosed in
Schedule 2.17, SpaceLogic has deposited any source code to Software Products into source code escrows or similar arrangements, no event has occurred that has formed the basis for a release of such source code from such escrows or arrangements.

      2.18 ACCOUNTS RECEIVABLE

      All accounts receivable of SpaceLogic reflected in the 2004 Financial Statements, or existing at the Closing, represent sales actually made in the ordinary course of business, as recognized in accordance with United States generally accepted accounting principals. Except as described in Schedule 2.18, SpaceLogic has no reason to believe that any such account receivable is not or shall not, be collected in the amounts shown. Except as described in Schedule 2.18, SpaceLogic's bad debt reserves and sales return allowances as reflected in the 2004 Financial Statements are adequate based on SpaceLogic's bad debts and sales returns experience to date. Set forth in Schedule 2.18 is a full and complete list of all accounts receivable of SpaceLogic existing as of the Closing Date.

      2.19 INVENTORY

      Except as set forth in Schedule 2.19, SpaceLogic has no inventory.

      2.20 CORPORATE BOOKS AND RECORDS

      SpaceLogic has furnished to MBYI or its representatives for their examination true and complete copies of its (a) Articles of Association of SpaceLogic and its Subsidiaries, including all amendments thereto, (b) the minute books of SpaceLogic and its Subsidiaries, and (c) the register books of SpaceLogic and its Subsidiaries.

      2.21 LICENSES, PERMITS, AUTHORIZATIONS, ETC.

      Except as identified in Schedule 2.21, SpaceLogic has received all currently required governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all agencies, whether federal, state, local or foreign, the failure to obtain which would, in the aggregate, have a material adverse effect on SpaceLogic's business, business prospects, assets, operations or condition (financial or other) ("Material Regulatory Consents"). SpaceLogic has not received any notification of any failure by it to have obtained any Material Regulatory Consents.

      2.22 APPLICABLE LAWS

      Except as described in Schedule 2.22, SpaceLogic to the best of its knowledge has complied, and is in compliance with, all applicable laws, rules, regulations, ordinances, decrees and orders applicable to the operation of its business, to its employees, or to the Real Property and the Personal Property, the failure to comply with which would, in the aggregate, have a material adverse effect on the business, assets or operations of SpaceLogic, including, without limitation, all such laws, rules, regulations, ordinances, decrees and orders relating to antitrust, consumer protection, currency exchange, environmental protection, equal opportunity, health, occupational safety, pension, securities and trading-with-the-enemy matters. SpaceLogic has not received any notification of any asserted present or past unremedied failure by SpaceLogic to comply with any of such laws, rules, regulations, ordinances, decrees or orders.

      2.23 INSURANCE

      SpaceLogic maintains such policies of insurance, as are appropriate to SpaceLogic's operations, property, and assets, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets. All such current policies of insurance are in full force and effect. SpaceLogic is not in default, as to the payment of premiums or otherwise, under the terms of any such policy. Schedule 2.23 sets forth a complete list of all policies of insurance which SpaceLogic maintains and, with respect to such policies, the name of the insurer, the risk insured against, the amount of coverage and the amount of any deductible and a summary of all claims under each such policy for the past two years. No coverage provided in such policies of insurance shall be diminished, lost or otherwise adversely affected as a result of the transactions contemplated in this Agreement.

      2.24 BROKERS AND FINDERS

      SpaceLogic represents and warrants, and each of the Stockholders represent and warrant, that with the exception of Baytree Capital Associates, LLC and Ramot & Co. neither the Stockholders nor any director, officer, agent or employee acting on behalf of SpaceLogic or the Stockholders has retained any broker or finder in connection with the transactions contemplated by this Agreement and the Operative Documents. The Stockholders shall be solely responsible for any fees payable to Ramot & Co.

      2.25 GOVERNMENT CONTRACTS

      SpaceLogic has never been, nor as a result of the consummation of the transactions contemplated by this Agreement is it reasonable to expect that it will be, suspended or debarred from bidding on contracts or subcontracts for any agency of the United States government, nor has such suspension or debarment been threatened or action for such suspension or debarment been commenced. SpaceLogic has not been nor is it now being audited or investigated by the Israeli government or any of its agencies or the United States Government Accounting Office, the United States Department of Justice, the United States Department of Defense or any of its agencies, the United States Department of Homeland Defense or any of its agencies, including but not limited to, the Transportation Security Administration, the Defense Contract Audit Agency or the inspector general of any agency of the United States government, nor has such audit or investigation been threatened. To SpaceLogic's knowledge, there is no valid basis for SpaceLogic's suspension or debarment from bidding on contracts or subcontracts for any agency of the Israeli government or any of its agencies or the United States government and to SpaceLogic's knowledge there is no valid basis for a claim pursuant to an audit or investigation by the United States Government Accounting Office, the United States Department of Justice, the United States Department of Defense or any of its agencies, the United States Department of Homeland Defense or any of its agencies, the Defense Contract Audit Agency or the inspector general of any agency of the United States government. SpaceLogic has never had a contract or subcontract terminated for default, nor has it ever been determined to be non-responsible, by any agency of the United States government. Except as set forth on Schedule 2.25, SpaceLogic has no outstanding agreements, contracts or commitments which require it to obtain or maintain a government security clearance.

      2.26 ABSENCE OF QUESTIONABLE PAYMENTS

      Neither SpaceLogic nor to its knowledge, any director, officer, agent, employee or other Person acting on behalf of SpaceLogic has used any SpaceLogic funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others. Neither SpaceLogic nor to its knowledge any current director, officer, agent, employee or other Person acting on behalf of SpaceLogic has accepted or received, in connection with such position, unlawful contributions, payments, gifts or expenditures.

      2.27 PERSONNEL

      Schedule 2.27 sets forth a true and complete list of:

      (a) the names and current rates of pay of all directors and elected and appointed officers of SpaceLogic and the family relationships, if any, among such persons;

      (b) the current rates of pay for all non-executive employees of SpaceLogic by classification, and all labor union contracts (if any); and

      (c) all group insurance programs in effect for employees of SpaceLogic.

      SpaceLogic is not in material default with respect to any of its obligations referred to in clause (c) above.

      2.28 DOMAIN NAMES

      Schedule 2.28 sets forth all Internet domain names registered to SpaceLogic and its Subsidiaries, whether or not such domain names are currently in use. SpaceLogic has no knowledge of any third party regarding ownership of any such domain names or the alleged infringement of any rights of any such parties by SpaceLogic's ownership of such domain names.

      2.29 WEB SITES

      The information contained on SpaceLogic's Web sites regarding SpaceLogic, its employees, business and products is accurate in all material respects, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made not misleading.

      2.30 ENVIRONMENTAL ISSUES

      To its knowledge, SpaceLogic is in compliance in all material respects with applicable United States, Israeli, state and local laws, statutes, regulations, orders, directives and decisions rendered by any legislature, department, administrative or regulatory agency (collectively, "Environmental Laws") relating to the protection of the environment, occupational health and safety or the use, storage, disposal, transport, handling, remediation or corrective action of any pollutants, contaminants, chemicals, deleterious substances or industrial, toxic or hazardous wastes or substances ("Hazardous Substances").

      SpaceLogic has not used or permitted to be used, except in compliance in all material respects with all Environmental Laws, its office space, to store, deposit, dispose or of handle any Hazardous Substances.

      SpaceLogic has obtained all permits, licenses and other authorizations which are required in connection with the conduct of its business under all applicable Environmental Laws the failure of which to do so would have a Material Adverse Effect.

      SpaceLogic has never received any notice of any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of demand letters, requests for information, notices of violation, investigations or proceedings pending or threatened against SpaceLogic in connection with the conduct of its business relating to any Environmental Laws.

      2.31 INSIDER INTERESTS

      SpaceLogic represents and warrants, and each Stockholder represents and warrants to such Stockholder's knowledge, that except as set forth in Schedule
2.31 neither the Stockholders nor any officer of SpaceLogic has any interest (other than as a stockholder of SpaceLogic) (a) in any property, real or personal, tangible or intangible, used in or directly pertaining to the business of SpaceLogic, including, without limitation, inventions, patents, trademarks or trade names, or (b) in any agreement, contract, arrangement or obligation relating to SpaceLogic, its present or prospective business or its operations, except for an Employment Agreement, if any, to be entered into between any of the Spaceholder Stockholders with MBYI at the Closing.

      2.32 FULL DISCLOSURE

      No information furnished by SpaceLogic or the Stockholders to MBYI in this Agreement (including, but not limited to, the Financial Statements, all information in the Schedules and the other Exhibits hereto and title Operative Documents) is false or misleading in any material respect in light of the circumstances pursuant to which such information was provided. None of the Stockholders has made any untrue statement of a material fact nor (as the Stockholders, knowingly) omitted to state a material fact necessary in order to make the statements made or information delivered in or pursuant to this Agreement, including, but not limited to, all Schedules and Exhibits hereto, or in or pursuant to the Operative Documents, or in or pursuant to closing certificates executed or delivered by the Stockholders or SpaceLogic, in light of the circumstances in which they were made, not materially misleading.

      2.33 INVESTMENT REPRESENTATIONS

      Each Stockholder represents on his or her own behalf:

      (a) Investment. Each Stockholder shall receive the MBYI Common Stock with no intention of distributing or reselling the MBYI Common Stock or any part thereof, or interest therein, in any transaction which would be in violation of the securities laws of the United States or any state thereof, without prejudice, however, to the Stockholder's rights at all times to sell or otherwise dispose of all or any part of the MBYI Common Stock under an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), or under an exemption from such registration requirements available under the Securities Act and applicable state securities laws.

      (b) Exempt Transaction. Such Stockholder understands that the MBYI Common Stock received or to be received by the Stockholder pursuant to this Agreement has not been registered under the Securities Act by reason of its sale in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof, and that the Stockholder will have to hold the MBYI Common Stock and bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration.

      (c) Experience. Such Stockholder acknowledges that the Stockholder and the Stockholder's representatives are experienced in, and capable of, evaluating the financial condition and prospects of corporations like MBYI. The Stockholder has had access to the records of MBYI and has had the opportunity to ask questions concerning MBYI and an investment in the MBYI Common Stock.

      (d) No Intention to Dispose of Stock. No Stockholder has any current plan or intention, or is under any binding commitment or contract, to sell, exchange or otherwise dispose of the MBYI Common Stock received hereunder.

                        ARTICLE III- REPRESENTATIONS AND
                               WARRANTIES OF MBYI

      Except as is otherwise described in the applicable Schedules, MBYI represents and warrants to SpaceLogic and the Stockholders, as of the date of this Agreement and as of the Closing, all as follows in this Article III:

      3.1 ORGANIZATION, GOOD STANDING

      MBYI is a corporation duly organized, validly existing and in good standing under the laws of the States of Nevada, and has all requisite corporate power and authority to own, operate and lease their properties and assets and to carry on their businesses as now conducted.

      3.2 AUTHORITY

      MBYI has full corporate power and authority to execute, deliver and perform this Agreement and the Operative Documents to which either is a party and to carry out the transactions contemplated hereby and thereby. This Agreement has been, and each Operative Document to which MBYI is a party will be, on the Closing Date, duly executed and delivered by MBYI, and this Agreement is, and each Operative Document to which MBYI is a party will be, on the Closing Date, a legal, valid and binding obligation of MBYI, enforceable against MBYI in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability affecting the rights of creditors and to general principles of equity.

      3.3 NO APPROVALS OR NOTICES REQUIRED; NO CONFLICTS WITH INSTRUMENTS

      The execution, delivery and performance of this Agreement and the Operative Documents by MBYI, the issuance of the MBYI Common Stock to the Stockholders and the consummation of the transactions contemplated hereby and by the Operative Documents will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to MBYI, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any Person, (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which MBYI is a party or by which either is bound or to which any of their assets are subject, (d) result in the creation of any material lien or encumbrance upon the assets of MBYI or the MBYI Common Stock delivered as the Purchase Price, (e) conflict with or result in a breach of or constitute a default under any provision of the charter documents of MBYI, or (f) invalidate or adversely affect any permit, license, authorization or status used in the conduct of the business of MBYI. Except as set forth on Schedule 3.3, no consent, approval, order, authorization or registration qualification, designation, license, license, declarations or filing with any state of federal governmental authority or any other Person is required on the part of MBYI in connection with the execution and delivery of this Agreement, the issuance of the MBYI Common Stock as the Purchase Price or the consummation of the transactions contemplated herein.

      3.4 AUTHORIZED CAPITAL.

      The authorized capital stock of MBYI consists (a) 50,000,000 shares of common stock, $0.001 par value ("MBYI Common Stock") and (b) 1,000,000 shares of preferred stock, $0.001 par value ("MBYI Preferred Stock").

      As of the date hereof, there are no shares of MBYI Preferred Stock issued and outstanding, there are 11,049,267 shares of MBYI Common Stock issued and outstanding and as of the Closing, there will be no more than 16,528,899 shares of MBYI Common Stock issued and outstanding, without giving effect to delivery of the Purchase Price and 550,963 four (4) year warrants to purchase one share of MBYI Common Stock at $1.50 per share.

      Except as set on Schedule 3.4, hereof, there are no additional outstanding subscriptions, options, including by way of employee or similar options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating MBYI to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of MBYI Preferred Stock or MBYI Common stock or obligating MBYI to grant, extend or enter into any agreement or commitment except for as otherwise herein. Schedule 3.4 sets forth the fully diluted capital structure of MBYI as of the Closing.

      3.5 LEGAL PROCEEDINGS

      There are no claims, actions, suits, arbitrations, proceedings or investigations involving, pending or, to the knowledge of MBYI, threatened against MBYI before or by any court or governmental, regulatory, quasi-governmental agency or non-governmental department, commission, board, bureau, agency or instrumentality, or any other Person, and, to the knowledge of MBYI, there is no valid basis for any such claim, action, suit, arbitration, proceeding or investigation. There are not outstanding or unsatisfied judgments, orders, decrees or stipulations to which MBYI is a party which involved the transactions contemplated herein or which would have a material adverse effect on MBYI.

      3.6 SEC FILINGS

      MBYI has filed with the Securities and Exchange Commission true and complete copies of the MBYI's Annual Report on Form 10-KSB for the year ended December 31, 2003 and all forms, reports, schedules, statements and other documents required to be filed by MBYI under the Securities Act, or the Securities Exchange Act, from and after the filing thereof (the "MBYI SEC Documents"). The MBYI SEC documents, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Securities Exchange Act, and the Securities Act, as the case may be, and the applicable rules and regulations promulgated thereunder. The MBYI SEC Documents accurately reflect the consolidated financial position of MBYI and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then-ended.

      3.7 BROKERS AND FINDERS

      Neither MBYI, nor any director, officer, agent or employee acting on behalf of MBYI, has retained any broker or finder in connection with the transactions contemplated by this Agreement and the Operative Documents other than Baytree Capital Associates, LLC.

      3.8 DULY AUTHORIZED.

      As of the Closing, the issuance of the MBYI Common Stock comprising the Purchase price to the Stockholders will be duly authorized and, when issued in accordance with the terms of this Agreement, validly issued, fully paid and nonassessable.

      3.9 LICENSES, PERMITS, AUTHORIZATIONS, ETC.

      MBYI has received all currently required governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all agencies, whether federal, state, local or foreign, the failure to obtain which would, in the aggregate, have a material adverse effect on MBYI's business, business prospects, assets, operations or condition (financial or other). MBYI has not received any notification of any failure by it to have obtained any of such governmental approvals, authorizations, consents, licenses, orders, registrations or permits.

      3.10 ASSETS AS OF CLOSING.

      As of the Closing, MBYI shall have assets comprised of (a) a net cash balance in its accounts of no less than $$2,160,000 after payment of all of MBYI's liabilities or obligations of any nature (absolute, contingent or otherwise), except any outstanding liabilities of MBYI necessarily related to the operation of a public company, such as accrued fees of its transfer agent, such aggregate amounts not to exceed $10,000 (the "Cash Balance"), (b) the right to receive payments in the gross amount of $3,672,262 under those certain agreements and instruments which are described in Schedule 3.10 hereto (the "Future Payments Receivable") and (c) any such further amounts as may be necessary to fulfill MBYI's obligations under Section 7.16 below.

      3.11 FUTURE PAYMENTS RECEIVABLE.

      The Future Payments Receivable set forth in Schedule 3.10 hereto are binding and unconditional commitments of third parties for which there is no right of set-off and which will not result in any repayment obligation on the part of MBYI or dilution to the equity holders of SpaceLogic. Those Future Payments Receivable designated on Schedule 3.10 as "secured" (the "Secured Obligations"), represent payments to be received under those certain Secured Promissory Notes dated April 19, 2004 made to MBYI by International Microcomputer Software, Inc. ("IMSI") and secured by all of the issued and outstanding stock of Allume Systems, Inc. (formerly, Aladdin Systems, Inc.) pursuant to that certain Pledge Agreement between IMSI and MBYI dated April 19, 2004 and that certain Security Agreement between IMSI and MBYI dated April 19, 2004.

      The Future Payment Receivable designated as "IMSI cash escrow" (the "Escrow") represents cash being held in escrow by Commerce Bank, N.A. ("Commerce Bank") pursuant to the terms of both (a) an Escrow Agreement dated April 19, 2004 by and between MBYI, IMSI and Commerce Bank (the "Escrow Agreement") and
(b) the Stock Purchase Agreement by and between MBYI (then, "Aladdin Systems Holdings, Inc.") and IMSI dated January 21, 2004 (the "IMSI/MBYI Stock Purchase Agreement"). MBYI has not been notified by IMSI of any claim against the Escrow and MBYI has no knowledge of any valid basis pursuant to which IMSI may properly claim any set-off against the Escrow.

                ARTICLE IV - CONDITIONS PRECEDENT TO OBLIGATIONS
                                     OF MBYI

      The obligations of MBYI to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or prior to the Closing Date shall be subject to the satisfaction of the following conditions on or prior to the Closing Date, which condition may be expressly waived in writing by MBYI

      4.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES

      The representations and warranties of SpaceLogic and the Stockholders contained herein (including applicable Exhibits or Schedules) and in the Operative Documents shall have been true in all material respects when made and shall be true in all material respects as of the Closing Date as though made on that date, except as affected by transactions contemplated hereby and except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true as of the specified date.

      4.2 PERFORMANCE OF AGREEMENT

      SpaceLogic and the Stockholders shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement or any Operative Document to be performed and complied with by them at or prior to the Closing Date.

      4.3 OPINION OF COUNSEL

      MBYI shall have received an opinion of counsel to SpaceLogic, in the form of Exhibit 4.3 with such customary changes and modifications as SpaceLogic shall reasonably request in light of the nature of the transactions contemplated hereby.

      4.4 STOCKHOLDERS APPROVAL

      The Stockholders shall have executed a valid consent approving this Agreement and the transactions contemplated hereby in accordance with the applicable provisions of the Israeli Law concerning stockholder consents in lieu of stockholder meetings.

      4.5 CONSENTS TO TRANSACTION

      SpaceLogic shall have received written consents from each of the parties (other than SpaceLogic) to those agreements, leases, notes or other documents identified in the Disclosure Binder and Schedule 2.6 as requiring such consents, which consents shall in all respects be satisfactory to MBYI in its sole and absolute discretion

      4.6 OFFICERS' CERTIFICATE

      SpaceLogic shall have delivered to MBYI a certificate of its President or a Vice President, dated the Closing Date, stating that the representations and warranties of SpaceLogic contained in this Agreement shall be true and correct on and as of the Closing Date as though such representations and warranties were made anew on and as of the Closing Date.

      4.7 STOCKHOLDERS' CERTIFICATES

      Each Stockholder shall have delivered to MBYI a certificate, dated the Closing Date, stating that the representations and warranties of such Stockholder contained in this Agreement shall be true and correct on and as of the Closing Date as though such representations and warranties were made anew on and as of the Closing Date.

      4.8 DUE DILIGENCE

      MBYI shall have completed its due diligence review to its satisfaction, and their investigations shall not have revealed any facts or circumstances which, in their sole and absolute judgment, reflect in a material adverse way on the business, business prospects, assets, operations or condition (financial or other) of SpaceLogic.

      t 6 0 4.9 MATERIAL CHANGE

      From September 30, 2004 to the Closing Date, SpaceLogic shall not have suffered any Material Adverse Effect.

      4.10 STOCKHOLDER RELEASES/INVESTMENT LETTER

      Each Stockholder shall have delivered to MBYI (x) an instrument dated the Closing Date releasing SpaceLogic from any and all (i) claims prior to the Closing Date of such Stockholder against SpaceLogic from and (ii) obligations prior to the Closing Date of SpaceLogic to such Stockholder, except for obligations arising under this Agreement or the transactions contemplated hereby and (y) an investment letter and receipt in the form annexed as Exhibit 4.10.

      4.11 INTENTIONALLY DELETED.

      4.12 EMPLOYMENT AGREEMENTS

      Gary Koren shall have entered into an employment agreement as Chief Executive Officer of MBYI, Shalom Dolev as Vice President of Security Systems of MBYI, and Michael Klein as Chief Operation Officer of SpaceLogic, all in the form attached hereto as Exhibit 4.12.

      4.13 BOARD OF DIRECTORS NOMINEES.

      SpaceLogic shall have nominated at least five (5) individuals, reasonably acceptable to MBYI and Baytree Capital Associates, LLC, including such number of independent directors as required by the Sarbanes-Oxley Act of 2002, to join the Board of Directors.

      4.14 LOCK-UP LETTER

      Each Stockholder shall have executed a lock-up letter, in the form set forth in Exhibit 4.14 hereto restricting the sale of the MBYI Common Stock received as the Purchase Price for a period of eighteen (18) months following the Closing.

      4.15 TERMINATION OF STOCKHOLDER AGREEMENTS

      All stockholder agreements and other agreements related to the SpaceLogic Stock have been terminated.

      4.16 SECURELOGIC (ISRAEL) STOCK PURCHASE AGREEMENT.

      MBYI and the Remaining SecureLogic (Israel) Stockholder have entered into a Stock Purchase Agreement consistent with the terms and conditions herein and reasonably acceptable to MBYI.

                 ARTICLE V - CONDITIONS PRECEDENT TO OBLIGATIONS
                  OF THE SPACELOGIC STOCKHOLDERS AND SPACELOGIC

      The obligations of the Stockholders and SpaceLogic to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or prior to the Closing Date shall be subject to the satisfaction of the following conditions on or prior to the Closing Date, which conditions may be expressly waived in writing by on behalf of SpaceLogic, by the President of SpaceLogic and by the Stockholders who collectively hold at least 75% of the SpaceLogic Stock.

      5.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES

      The representations and warranties of MBYI contained herein and in the Operative Documents shall have been true in all material respects when made and shall be true in all material respects as of the Closing Date as though made on that date, except as affected by transactions contemplated hereby and except and to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true in all material respects as of the specified date.

      5.2 PERFORMANCE OF AGREEMENT

      MBYI shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement or any Operative Document to be performed and complied with by them at or prior to the Closing Date.

      5.3 CASH BALANCE

      At and as of the Closing, the Cash Balance shall be no less than the sum of (i) $$2,160,000 plus (ii) the amount (including zero, if applicable) determined, in writing, by MBYI's certified public accountants pursuant to the provisions of Section 7.16 below.

      5.4 OFFICERS' CERTIFICATE

      MBYI shall have delivered to SpaceLogic a certificate, dated the Closing Date, stating that the representations and warranties of MBYI contained in this Agreement shall be true and correct on and as of the Closing Date as though such representations and warranties were made anew on and as of the Closing Date.

      5.5 OPINION OF COUNSEL

      SpaceLogic shall have received an opinion of counsel to MBYI, in the form of Exhibit 5.5 with such customary changes and modifications as MBYI shall reasonably request in light of the nature of the transactions contemplated hereby.

      5.6 RESIGNATIONS

      SpaceLogic shall have received resignations effective as of the Closing of all of the directors and officers of MBYI.

      5.7 DUE DILIGENCE

      SpaceLogic shall have completed its due diligence review to its satisfaction, and their investigations shall not have revealed any facts or circumstances which, in their sole and absolute judgment, reflect in a material adverse way on the assets or condition (financial or other) of MBYI.

      5.8 LEAK-OUT AGREEMENTS.

      Each MBYI Principal Stockholder, as listed on Schedule 5.8 hereof, shall have executed a "Leak-Out" agreement, in the form set forth in Exhibit 5.8 hereto, or in such other form reasonably acceptable to the parties limiting the sale of the MBYI Common Stock held by each such MBYI Principal Stockholder for a period of eighteen (18) months following the Closing. The number of shares held by each of such MBYI Principal Stockholders is set forth on Schedule 5.8 opposite such MBYI Principal Stockholder's name.

      5.9 AUTHORIZED CAPITAL

      The Certificate of Incorporation of MBYI has been amended to increase the number of shares of common stock that MBYI authorized to issue to 100,000,000.

      5.10 RECEIPT OF SIDE LETTER REGARDING FUTURE PAYMENTS RECEIVABLE.

      SpaceLogic shall have received from Baytree Capital Associates, LLC ("Baytree") an agreement (the "Baytree Agreement"), which provides that, in the event of the default of any payment of a Secured Obligation by IMSI, which results in a foreclosure sale of the capital stock of Allume Systems, Inc., Baytree or its designee shall bid to purchase Allume Systems, Inc., at any auction or sale of the same, in an amount equal to at least the remaining amount of the Future Payments Receivable, excluding the those Future Payments Receivable referenced in Section 7.17 below.

                      ARTICLE VI - CONDITIONS PRECEDENT TO
                           OBLIGATIONS OF ALL PARTIES

      The obligations of all parties to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or prior to the Closing Date shall be subject to the satisfaction of the following conditions on or prior to the Closing Date, which conditions may be expressly waived in writing by MBYI, SpaceLogic and the Stockholders.

      6.1 LEGAL PROCEEDINGS

      No order of any court or administrative agency shall be in effect which enjoins, restrains, conditions or prohibits consummation of this Agreement or any Operative Document, and no litigation, investigation or administrative proceeding shall be pending or threatened which would enjoin, restrain, condition or prevent consummation of this Agreement or any Operative Document.

      6.2 APPROVALS AND CONSENTS

      Except as set forth in Schedule 6.2, all transfers of permits or licenses, all approvals, applications or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary for the consummation of the transactions contemplated hereby or for the continued operation of SpaceLogic, shall have been obtained, and all waiting periods specified by law shall have passed. All other consents, approvals and notices referred to in this Agreement shall have been obtained or delivered.

                             ARTICLE VII - COVENANTS
            7.1 CONDUCT OF BUSINESS BY SPACELOGIC PENDING THE CLOSING

      A. Prior to the Closing, unless MBYI shall otherwise agree or as otherwise contemplated by this Agreement:

      (a) SpaceLogic shall conduct its business only in the ordinary course and shall not materially change its operations;

      (b) SpaceLogic shall not (i) amend its Certificate of Incorporation or By-Laws or (ii) split, combine, reclassify, redeem, purchase or otherwise acquire its outstanding capital stock or declare, set aside or pay any dividend payable in cash, stock or property;

      (c) SpaceLogic shall not (i) issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, (ii) acquire or dispose of any fixed assets or acquire or dispose of any other assets other than in the ordinary course of business, (iii) incur a material amount of additional indebtedness or any other material liabilities or enter into any other material transaction, (iv) take any other of the actions listed in Section 2.8 hereof, or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

      (d) SpaceLogic shall use its best efforts to preserve its business organization and distribution network, to keep available the services of its present officers and key employees, to preserve the good will of those having business relationships with it and to continue its existing relationships with its lenders, suppliers, customers and key employees; and

      (e) SpaceLogic shall promptly notify MBYI of any material adverse change in the assets, properties, business, results of operations, properties or financial condition of SpaceLogic.

      B. Prior to the Closing, unless SpaceLogic shall otherwise agree or as otherwise contemplated by this Agreement:

      (a) MBYI shall not (i) amend its Certificate of Incorporation or By-Laws or (ii) split, combine, reclassify, redeem, purchase or otherwise acquire its outstanding capital stock or, except as set forth herein, declare, set aside or pay any dividend payable in cash, stock or property;

      (c) Except as provided for herein. MBYI shall not (i) issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, (ii) acquire or dispose of any fixed assets or acquire or dispose of any other assets other than in the ordinary course of business, (iii) incur a material amount of additional indebtedness or any other material liabilities or enter into any other material transaction, (iv) take any other of the actions listed in Section 2.8 hereof, or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; and

      (e) MBYI shall promptly notify SpaceLogic of any Material Adverse Effect.

      7.2 ACCESS AND INFORMATION

      Subject to MBYI's compliance with Section 7.7 hereof, SpaceLogic shall afford MBYI and its respective accountants, counsel and other representatives full access during normal business hours throughout the period prior to the Closing to all of SpaceLogic's properties, books, contracts, commitments and records (including, but not limited to, tax returns), and, during such period, SpaceLogic shall furnish promptly to MBYI all information concerning SpaceLogic's business, properties and personnel as MBYI may reasonably request; provided, however, that no investigation pursuant to this Section 7.2 shall affect any representations or warranties made herein or the conditions to the obligations of MBYI to consummate this Agreement. Subject to their compliance with Section 7.7 hereof, SpaceLogic and the Stockholders shall also be permitted to conduct such investigation of MBYI as is reasonable and necessary to evaluate the financial condition and prospects of, and the risk of investment in, the MBYI Common Stock.

      7.3 ADVICE OF CLAIMS

      From the date of this Agreement to and including the Closing Date, each party hereto shall promptly advise all other parties hereto in writing of the commencement or threat of any claims, litigation or proceedings against or affecting any party hereto, of which such party has knowledge.

      7.4 COOPERATION

      Each party hereto will fully cooperate with the other parties, their counsel and accountants in connection with any steps required to be taken as part of its obligations under this Agreement. Each party will use its best efforts to cause all conditions to this Agreement to be satisfied as promptly as possible and to obtain all consents and approvals necessary for the due and punctual performance of this Agreement and for the satisfaction of the conditions hereof. No party will undertake any course of action inconsistent with this Agreement or which would make any representations, warranties or agreements made by such party in this Agreement or any of the Operative Documents untrue or any conditions precedent to this Agreement unable to be satisfied at or prior to the Closing.

      7.5 INFORMATION IN DISCLOSURE DOCUMENTS

      Each party covenants that, other than with respect to information furnished by the other parties for use therein, none of the information to be included in the materials to be furnished to the Stockholders by or on behalf of the Board of Directors or management of the parties to this agreement in connection with the approval of this Agreement by the Stockholders, or other parties hereto will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which such statements were made, not misleading.

      7.6 NO OFFERS

      Unless this Agreement terminates pursuant to Article IX hereof, neither SpaceLogic nor the Stockholders shall, directly or indirectly, take (nor allow its officers, directors, employees, investment bankers, attorneys, accountants or other agents or affiliates to take) any action to encourage, solicit, initiate or otherwise facilitate the submission by a third party of, or negotiate or enter into any agreement with a third party with respect to, a proposal to acquire, directly or indirectly, any of the capital stock of SpaceLogic or substantially all the assets of SpaceLogic or the business of SpaceLogic, and SpaceLogic shall immediately cease any current negotiations.

      7.7 CONFIDENTIALITY

      In connection with the transactions contemplated herein, MBYI and SpaceLogic are furnishing each other and the Stockholders with certain information, which is either nonpublic, confidential or proprietary in nature. All such information furnished by one party to the other or its representatives is hereinafter referred to as the "Confidential Information". As used in this Agreement, the "representatives" of any party shall mean such party's officers, employees, agents or other representatives, including, without limitation, attorneys, accountants, consultants and financial advisors. In consideration of each party's being furnished with the Confidential Information of the other, each party agrees that:

            (a) The Confidential Information will be kept confidential and except as required by law will not, without the prior written consent of the party supplying the information, be disclosed by the receiving party or its representatives in any manner whatsoever, in whole or in part, and will not be used by the receiving party or its representatives directly or indirectly for any purpose other than evaluating and facilitating the transactions contemplated herein; provided, however, that upon the execution of this Agreement by MBYI, the Stockholders and SpaceLogic, MBYI and its representatives will be free to use the Confidential Information to the extent required by law in any subsequent filings with federal or state authorities relating to the transactions contemplated herein. Each party agrees to transmit the Confidential Information only to those of its representatives who need to know the Confidential Information for the purpose of advising it regarding any of the purposes for which it is permitted to use the Confidential Information under the terms of this Agreement, who are informed by the party supplying such information of the confidential nature of the Confidential Information and who are directed by such party to comply with the terms of this Agreement. Each party will be responsible for any material breach of this Agreement by its representatives.

            (b) Without the prior written consent of the other parties to this Agreement, no party or any of its representatives will disclose to any other person the fact that the Confidential Information has been made available, or any of the terms, conditions or other facts with respect to the transactions contemplated herein, including the status thereof, except as required by law or permitted under the terms of this Agreement.

            (c) In the event the parties do not proceed with the transactions contemplated herein, the Confidential Information and all copies thereof will be destroyed or returned promptly without retaining any copies thereof. Analyses, notes, studies or other documents prepared by any party or its representatives for the purpose of assisting it in connection with the transactions contemplated herein will be held by the receiving party and kept confidential and subject to the terms of this Agreement or, at the election of the other party, destroyed.

            (d) This Section 7.7 shall be inoperative as to such portions of the Confidential Information which (i) are or become generally available to the public other than as a result of a disclosure by the receiving party or its representatives which is not required by law; (ii) become available to the receiving party from a source with no obligation of confidentiality to the other party; (iii) describe technology independently developed by the receiving party; or (iv) were known to the receiving party on a non-confidential basis prior to its disclosure to the receiving party by the supplying party or one of its representatives.

            (e) In the event that a receiving party or any of its representatives is requested or becomes legally compelled (by written or oral interrogatories, subpoena, civil or criminal investigative demand or similar process) to disclose any of the Confidential Information for purposes not permitted by this Agreement, the receiving party will provide the supplying party with prompt written notice so that the supplying party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the supplying party waives compliance with the provisions of this Agreement, the receiving party will furnish only that portion of the Confidential Information which is legally required, and will exercise good faith efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

            (f) Each party agrees that the other parties shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the provisions of clause (a), (b), (c) or (e) of this Section 7.7. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Section 7.7 by any party or its representatives but shall be in addition to all other remedies available at law or equity.

            (g) It is further understood and agreed that no failure or delay by any party in exercising any right, power or privilege under this Section 7.7 shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of such any right, power or privilege hereunder.

      7.8 CERTAIN PROVISIONS RELATED TO CONSENTS

      SpaceLogic shall use commercially reasonable efforts prior to and after the Closing to obtain all consents that are required in connection with the transactions contemplated by this Agreement and the other Operative Documents. SpaceLogic shall not obtain any consent that will affect SpaceLogic to its economic detriment. SpaceLogic shall cooperate as reasonably necessary or desirable to secure the third party consents, including, without limitation, providing to such third party information, including financial information; provided, however, that SpaceLogic shall not be required to incur any liability or obligation in connection therewith, other than for the underlying matter for which such consent was obtained as in effect immediately prior to such consent.

      7.9 FURTHER ACTS

      After the Closing Date, each party hereto, at the request of and without any further cost or expense to the other parties, will take any further actions necessary or desirable to carry out the purposes of this Agreement or any Operative Document, to maintain for MBYI full title to all properties, assets and rights of SpaceLogic and to effect the transfer of the Stock to MBYI and to effect the issuance of the MBYI Stock to the Stockholders and to consummate any other transaction contemplated herein.

      7.10 NOTICE OF CERTAIN EVENTS.

      SpaceLogic shall promptly notify MBYI of:

      (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any other Operative Document;

      (b) any notice or other communication from any Governmental Agency in connection with the transactions contemplated by this Agreement or any other Operative Document; and

      (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting SpaceLogic if pending on the date of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement or any other Operative Document.

      7.11 SEC COMPLIANCE.

      Following the Closing Date, at all times SpaceLogic shall continue to comply with all of the provisions applicable to it of the Exchange Act, unless and until MBYI has sold all or substantially all of its assets in a transaction requiring the approval of its stockholders or merged with and into another issuer.

      7.12 SARBANES-OXLEY ACT OF 2002.

      Unless and until MBYI lists a class of its securities on the New York or American Stock Exchange, it shall comply with all of the provisions of the Sarbanes-Oxley Act of 2002.

      7.13 INVESTOR RELATIONS.

      MBYI shall appoint a public relations firm and an investor relations firm reasonably satisfactory to Baytree LLC for a period of three (3) years following the Closing.

      7.14 DIRECTORS' AND OFFICERS' INSURANCE.

      MBYI shall either (a) maintain MBYI's current directors' and officers' liability insurance policy or (b) obtain a replacement directors' and officers' liability insurance policy providing the same or greater amount of coverage, provided that, any such policy shall provide coverage for past acts of the Board of Directors of MBYI prior to the Closing.

      7.15 PIGGYBACK REGISTRATION RIGHTS.

      (a) If MBYI proposes to make a registered public offering of any of its securities under the Act (other than a registration statement (i) on Form S-4, S-8, or any successor form thereto or (ii) filed in connection with an offering made solely to employees of the MBYI), whether or not for its own account, the MBYI shall, not less than 15 days prior to the proposed filing date of the registration statement, give written notice of the proposed registration to each Stockholder and, at the written request of a Stockholder delivered to the MBYI within 15 days after receipt of notice, shall include in the registration (a "Piggyback Registration"), all MBYI Common Stock as may have been designated in each Stockholder's request. Each Stockholder will be permitted to withdraw all or any of its securities from a registration statement at any time prior to the effective date of such registration statement.

      (b) Notwithstanding Section 7.15(b) above, if the managing underwriter or underwriters of such offering advise that the total amount of securities proposed to be included in a registration statement by MBYI, the Stockholders, and any other persons having rights to participate in such registration, will adversely affect the success of the offering, the amount of securities to be included therein for the account of all other persons other than MBYI and any persons having registration rights senior to those of the Stockholders will be reduced (to zero if necessary) pro rata in proportion to the number of shares held by each such person to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter or underwriters.

      (c) MBYI shall pay all expenses incurred in connection with all registrations pursuant to Section 7.15 hereof, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, underwriting discounts, fees and expenses (other than such Stockholder's pro rata portion of any underwriting discounts, selling commissions and special counsel fees or more than one counsel for the selling stockholders or the equivalent thereof), printing expenses, messenger and delivery expenses, and fees and expenses of counsel for MBYI and all independent certified public accountants and other persons retained by MBYI.

      7.16 TRANSFER OF EXCLUDED ASSETS

      Notwithstanding anything to the contrary contained herein, on or before the Closing, certain assets of MBYI, as set forth in Schedule 7.16 herein (the "Excluded Assets") shall be transferred to or be distributed to the pre-closing stockholders of MBYI as a dividend or pursuant to a mechanism to be determined by MBYI; provided that, in the event that any such transfer shall trigger a tax liability to MBYI, the Cash Balance, as defined above, shall be increased to reflect such tax liability related to such transfer in an amount as determined, in writing, by MBYI's certified public accountants.

      7.17 ADDITIONAL SHARES REGARDING CERTAIN FUTURE PAYMENTS RECEIVABLES

      A. In the event that, as of the Closing, the amount of the Future Payments Receivable actually due and payable to MBYI shall be less than the amount set forth in Schedule 3.10, the Cash Balance shall be deemed to be increased by the amount by which the Future Payments Receivable shall be less than as set forth in Schedule 3.10.

      B. In the event that any of the Future Payments Receivables due from IMSI on or about June 2, 2005 (in the amount of $666,667) and October 19, 2005 (in the amount of $75,000), and the Future Payments Receivable due from Aladdin Knowledge Systems due on January 5, 2007 (in the amount of $130,000) shall not be received in full within sixty (60) days of the applicable payment date, the Purchase Price shall be deemed to be increased by one (1) share of MBYI Common Stock for each $0.45 not paid by IMSI, such additional shares of MBYI Common Stock to be issued to the SpaceLogic Stockholders on a pro rata basis.

      C. In the event that payment of any of the Secured Obligations due from IMSI shall be not be received in full within sixty (60) days of the applicable payment date; and further, provided that, MBYI shall not receive payment of an equivalent amount via the mechanism set forth in the Baytree Agreement, the Purchase Price shall be deemed to be increased by one (1) share of MBYI Common Stock for each $0.45 not paid by IMSI, such additional shares of MBYI Common Stock to be issued to the SpaceLogic Stockholders on a pro rata basis.

      7.18 RIGHT OF MBYI TO EFFECT TRANSACTION WITH NEWLY FORMED SUBSIDIARY.

      MBYI shall have the right and option, at its discretion, prior to the Closing, to effect the Transaction with SecureLogic, [Inc.], a newly formed Delaware corporation ("SecureLogic"), wholly-owned by MBYI in the stead of MBYI, provided that such election by MBYI shall not affect the representations and warranties or duties and obligations (other than altering the parties to the Transaction) made by MBYI to SpaceLogic and the Stockholders. MBYI shall exercise such right by providing notice thereof to SpaceLogic, prior to the Closing, in accordance with the notice provisions herein.

                                 ARTICLE VIII -
                         DOCUMENTS DELIVERED AT CLOSING

      8.1 DOCUMENTS AT CLOSING.

      At the Closing, the following documents shall be delivered:

      (a) SpaceLogic shall deliver, or shall cause to be delivered, to MBYI the following:

            (i) a certificate executed by the President and Secretary of SpaceLogic to the effect that all representations and warranties made by SpaceLogic under this Agreement are true and correct as of the Closing, the same as though originally given to MBYI on said date;

            (ii) such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement;

            (iii) certified copies of resolutions adopted by the directors of SpaceLogic authorizing this transaction;

            (iv) SpaceLogic's certified audit for the period ended December 31, 2004; and

            (v) all other items, the delivery of which is a condition precedent to the obligations of MBYI as set forth herein.

      (b) MBYI will deliver or cause to be delivered to SpaceLogic:

            (i) stock certificates representing the shares of MBYI Common Stock to be issued to the Stockholders as the Purchase Price;

            (ii) a certificate of the President of MBYI, to the effect that all representations and warranties of MBYI made under this Agreement are true and correct as of the Closing, the same as though originally given to SpaceLogic on said date;

            (iii) certified copies of resolutions adopted by MBYI's board of directors authorizing the transaction contemplated hereunder and all related matters described herein;

            (iv) certificate from the jurisdiction of incorporation of MBYI dated at or about the Closing Date that MBYI is in good standing under the laws of said state;

            (v) such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement; and

            (vi) resignations of the officers and directors of MBYI.

                            ARTICLE IX - TERMINATION

      This Agreement may be terminated at any time prior to the Closing:

      (a) by the mutual consent of SpaceLogic and MBYI

      (b) by either SpaceLogic or MBYI if the other parties shall have substantially and materially breached their agreements hereunder; provided, however, that SpaceLogic may not terminate this Agreement for a breach by the Stockholders. Furthermore, this Agreement shall not be terminated (nor shall any other action be taken) for any breach hereunder, unless the party seeking termination shall have provided to all other parties written notice describing the breach with sufficient specificity to permit cure thereof and the other parties shall have a reasonable opportunity (of not less than 30 days) to cure such breach. In the event of such cure, the cured breach shall be deemed a nullity and no action of any nature arising out of such nullified breach, against the breaching party shall be permitted; or

      (c) by either SpaceLogic or MBYI if the Closing has not occurred by April 30, 2005; provided that the party electing to terminate has used its best efforts to consummate the Closing prior to April 30, 2005.

      In the event of any termination pursuant to this Article IX (other than pursuant to clause (a) above), written notice setting forth the reasons therefor shall forthwith be given by the terminating party to the other parties hereto. Such termination shall not prejudice any party's right to seek remedies for another party's breach of this Agreement. All provisions of this Agreement regarding confidentiality and non-disclosure shall survive the termination of this Agreement.

                               ARTICLE X - GENERAL

      10.1 EXPENSES

      Whether or not the transactions contemplated by this Agreement are consummated, each party shall pay its own fees and expenses incident to the negotiation, preparation and carrying out of this Agreement and the Operative Documents (including legal and accounting fees and expenses), provided that, should any action be brought hereunder, the attorneys' fees and expenses of the prevailing party shall be paid by the other party to such action.

      10.2 AMENDMENT

      SpaceLogic, MBYI and the Stockholders may amend, modify or supplement this Agreement at any time, but only in writing duly executed on behalf of each of the parties to be bound thereby.

      10.3 INDEMNIFICATION AND SURVIVAL OF WARRANTIES

            10.3.1 (a) SpaceLogic and the Stockholders agree to indemnify, MBYI, its successors and assigns, and the officers, directors, affiliates, employees, controlling Persons and agents of the foregoing, and to hold each of them harmless against and in respect of any and all losses, damages, Taxes, penalties or other additions to Taxes, costs and expenses, including attorneys' and accountants' fees incurred by any of them by reason of (i) a breach of any of the representations or warranties made by SpaceLogic or the Stockholders in this Agreement or the Operative Documents or (ii) the nonperformance (whether partial or total) of any covenants or agreements made by SpaceLogic or the Stockholders in this Agreement or the Operative Documents.

            (b) MBYI agrees to indemnify and to hold harmless the Stockholders and his successors, assigns heirs, and legatees against and in respect of all losses, damages, Taxes, penalties or other additions to Taxes, costs and expenses, including attorneys' and accountants' fees incurred by any of them by reason of (i) a breach of any of the representations or warranties made by MBYI in this Agreement or the Operative Documents or (ii) the nonperformance (whether partial or total) of any covenants or agreements made by MBYI in this Agreement or the Operative Documents. The representations and warranties of MBYI contained in this Agreement shall not survive the Closing.

            10.3.2 If any Person entitled to indemnification pursuant to Section
10.3.1 hereof (an "Indemnitee") is threatened in writing with any claim, or any claim is presented in writing to, or any action or proceeding is formally commenced against, any of the Indemnitees which may give rise to the right of indemnification hereunder, the Indemnitee will promptly give written notice thereof to each indemnifying party; provided, however, that any delay by an Indemnitee in so notifying the indemnifying party shall not relieve the indemnifying party of any liability to any of the Indemnitees hereunder except to the extent that the indemnifying party shall have been actually prejudiced as a result of such failure.

            10.3.3 The indemnifying party or parties, by delivery of written notice to an Indemnitee within 30 days of notice of claim to indemnity from an Indemnitee, may elect to assume the defense of such claim, action or proceeding at the expense of the indemnifying party; provided, however, that (a) unless such written notice shall be accompanied by a written agreement of each indemnifying party acknowledging the liability of the indemnifying parties to the Indemnitees as a result of this Agreement for any indemnified damage which any Indemnitee might incur or suffer as a result of such claim, action or proceeding or the contesting thereof, each indemnifying party shall be jointly and severally liable for the attorneys' fees and expenses of the Indemnitee, if any, incurred in connection with defending such claim; (b) counsel undertaking such defense shall be reasonably acceptable to the Indemnitee; (c) the indemnifying parties shall mutually elect to contest such claim, action or proceeding and shall conduct and settle such contest in a joint manner, and if the indemnifying parties shall fail at any time to agree, the Indemnitee shall have no obligation to contest such claim, action or proceeding and (d) if the Indemnitee requests in writing that such claim, action or proceeding not to be contested, then it shall not be contested but shall not be covered by the indemnities provided herein. The indemnifying parties may settle an indemnifiable matter after delivering a written description of the proposed settlement to and receiving consent from the Indemnitee. In the event the Indemnitee unreasonably declines to consent to such settlement, then the Indemnitee shall have no right to indemnification beyond the amount of the proposed settlement. In the event the indemnifying parties jointly elect to contest an indemnifiable matter, MBYI and the Stockholders shall permit each other reasonable access, subject to the provisions of Section 7.9 hereof, to their respective books and records and shall otherwise cooperate in connection with such claim. If the indemnifying parties do not jointly elect to contest an indemnifiable matter, they shall cooperate with the Indemnitee to the extent any of them has knowledge of facts or circumstances relating to such matter, and the Indemnitee shall have the exclusive right to prosecute, defend, compromise, settle or pay any claim, but the Indemnitee shall not be obligated to do so; provided, however, that, should the Indemnitee elect not to exercise its right exclusively to prosecute, defend, compromise, settle or pay such claim, any indemnifying party may elect to do so at its sole expense.

            10.3.4 The representations and warranties of SpaceLogic and the Stockholders contained in this Agreement shall survive the Closing for a period of three (3) years from the Closing.

            10.3.5 Indemnity obligations hereunder of SpaceLogic and the Stockholders shall be limited in that the same shall be satisfied solely by offsetting any amounts due from the Stockholders against shares of MBYI Common Stock which are issuable to the Stockholders pursuant to Section 1.3 above, such shares to be valued at the time that any such payment is to be made.

      10.6 COUNTERPARTS

      This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      10.7 HEADINGS

      The headings preceding the text of Articles and Sections of this Agreement are for convenience only and shall not be deemed parts thereof

      10.8 APPLICABLE LAW

      This Agreement, including all matters of construction, validity and performance, shall be governed by and construed and enforced in accordance with the laws of the state of Delaware, as applied to contracts executed and to be fully performed in such state by citizens of such state.

      10.9 PARTIES IN INTEREST; ASSIGNMENT

      All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto, whether herein so expressed or not, but neither this Agreement nor any of the rights, interests or obligations hereunder of any party hereto shall be assigned without the prior written consent of the other parties; provided that (a) any Stockholder shall be permitted to assign its consideration payable hereunder to any third party and (b) any Stockholder which is a corporation may assign its rights and obligations under this Agreement to the principal stockholder of such corporation, or to the principal stockholder of the parent corporation of such stockholder. This Agreement is not intended, nor shall it be construed, to confer any enforceable rights on any Person not a party hereto.

      10.10 NOTICES

      Any notice or demand desired or required to be given hereunder shall be in writing given by personal delivery or certified or registered mail, reputable overnight courier service, telegram or confirmed facsimile transmission, addressed as respectively set forth below or to such other address as any party shall have previously designated by such a notice, The effective date of any notice or request shall be three days from the date it is mailed by the addressor, upon delivery of the courier package if it is sent by courier, upon delivery to a telegraph company properly addressed with charges prepaid, upon confirmation of a successful facsimile transmission, or in any event upon personal delivery.

      Notices to MBYI, SpaceLogic and the Stockholders shall be sent as follows:

      Monterey Bay Tech, Inc.
      245 Westridge Drive
      Watsonville, CA 95076-4159
      Fax: (831) 761-6201
      Attention: Jonathan Kahn, CEO

      with copies to:

      Cyruli Shanks & Zizmor, LLP
      420 Lexington Avenue
      Suite 2020
      New York, NY 10170
      Attention: Paul Goodman

      To SpaceLogic and the Stockholders:

      43 Hamelacha St.
      Netanya, Israel 42505
      Attn: Gary Koren

      As set forth below each Stockholders name.

      with copies to:

      Fischer, Behar, Chen & Co.
      3 Daniel Frisch Street
      Tel Aviv 64731
      Israel
      Attn: Reuven Behar, Adv.

      10.11 PUBLICITY

      Until the Closing, neither SpaceLogic nor the Stockholders shall make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the general public without the prior consent of MBYI.

      Except as required by law, MBYI shall not make any public announcements regarding the transaction contemplated herein without the consent of SpaceLogic, not to be unreasonably withheld. Any press release or other public disclosure, and any Form 8-K report prepared for filing by MBYI, shall be reviewed and commented on by SpaceLogic prior to its publication, such review and comment by SpaceLogic to be completed within one (1) business day.

      IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.


                                          MONTEREY BAY TECH, INC.


                                          By:/s/ Jonathan Kahn
                                          ---------------------------
                                          Its: Chief Executive Officer


                                          SPACELOGIC, LTD.


                                          By: /s/ Gary Koren
                                          ---------------------------
                                          Its: President


                                          THE STOCKHOLDERS:


                                          /s/ Gary Koren
                                          ----------------------------
                                          Gary Koren
                                          10 Almog St.
                                          P.O.B. 1551


                                          Arsuf, Israel


                                          /s/ Michael Klein
                                          ----------------------------
                                          Michael Klein
                                          5/24 Hataniem St.


                                          Herzelia, Israel


                                          /s/ Milton Gross
                                          ----------------------------
                                          Milton Gross
                                          65 Rotschild St.

                                          Kadima, Israel


                                          /s/ Iftach Yeffet
                                          ----------------------------
                                          Iftach Yeffet
                                          18 Ela St.
                                          Mazkeret-Batya, Israel



                                          The Remaining SecureLogic
                                          (Israel) Stockholder, for
                                          purposes of Article II only
                                          of this Agreement as
                                          specified therein.


                                          /s/ Shalom Dolev
                                          ----------------------------
                                          Shalom Dolev
                                          3 Hadas St.
                                          Ramat-Gan, Israel